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Orthofix International N.V.
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Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Questions Qualifications
of Ramius Nominee for Orthofix Board

BOSTON, January 28, 2009 – Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today that the Chairman of the Company’s Board of Directors, James F. Gero, sent a letter, included below, to Ramius LLC questioning the qualifications of one of  Ramius’s nominees for Orthofix’s Board of Directors.

Jeffrey Smith
Ramius Capital
599 Lexington Ave.
New York, NY 10022

Dear Mr. Smith:

In anticipation of an upcoming special shareholders meeting, I am writing to you on behalf of the Board of Directors of Orthofix International N.V. to take issue with the proposed nomination of 29-year-old Ramius employee Peter A. Feld to our Board.  We note that Mr. Feld is neither a partner nor a senior executive listed on Ramius’s website, yet you consider him qualified to serve on our Board even though he has neither healthcare experience nor any apparent specific functional operating experiences that we could gather from publicly available information.

It is also important to note that Mr. Feld’s tenure on the boards of public companies is not only limited, but has on more than one occasion coincided with or been followed by significant adverse events for those companies.  Two recent examples are CPI Corp and Sharper Image.  CPI Corp, a portrait studio company whose board Mr. Feld joined in 2008, was in danger of being delisted by the New York Stock Exchange this past November requiring it to submit a response plan to the NYSE within 45 days. And Sharper Image, once an icon of American retail and on whose board Mr. Feld served for several months in 2007 and 2008, suffered significant financial difficulty and filed for bankruptcy protection shortly after Mr. Feld left its board.

In contrast, our current Board of Directors is made up of a cross section of professionals with unique expertise and accomplishments in healthcare, research and development, sales and distribution, auditing and compliance, communications, and strategic planning.  Orthofix has grown from a small $7 million concern in 1987 to an entity that has publicly announced it will surpass $500 million in gross annual revenue this year.  I am proud of the composition of the current Board and the guidance it has given our Company. This Board supported the Blackstone acquisition and recently, after a detailed analysis and strategic guidance from Morgan Stanley, the Board unanimously voted to support the Company’s strategic plan and spine strategy, with Blackstone playing a central role.

On December 15th of last year Orthofix announced that the Company and its partner, the Musculoskeletal Transplant Foundation (MTF), had achieved a major milestone in their efforts to develop a stem cell-based allograft. The Company also began the limited market release of two new products, the Firebird™ pedicle screw system and the PILLAR™ SA interbody device, both of which are expected to be fully launched in the first quarter of 2009. On December 29th, the Company made a $10 million partial debt repayment, ahead of the scheduled maturity date, which increased the Company’s flexibility in executing its operating plan.

Orthofix’s Board objects to Mr. Feld’s sparse resume, as well as to the manner in which he and Ramius have conducted themselves during this proxy solicitation process.  First, earlier this month Ramius issued a highly misleading press release which falsely implied that proxy advisor RiskMetrics Group (RMG) had endorsed the Ramius proposal to replace members of the Orthofix Board with its own nominees.  Secondly, three days later Ramius quietly filed notice with the SEC no longer seeking to replace Orthofix CEO and Director Alan Milinazzo, stating their belief that it is good corporate governance to have the acting CEO as a member of the Board.

In summary, given that Mr. Feld is 29-years old, and considering his limited board, managerial and healthcare experience, we believe it would be difficult for shareholders, market observers or industry experts to argue that Mr. Feld would add value to Orthofix, particularly in today’s highly competitive and challenging market environment.  Additionally, we object to Ramius’s game-playing and serial misrepresentations in this serious matter. Orthofix shareholders deserve better.

Sincerely,

/s/ James F. Gero
James F. Gero
Chairman, Board of Directors
Orthofix International NV

cc: Orthofix Board of Directors

About Orthofix

Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

Important Additional Information

Ramius Capital and certain of its affiliates have filed a definitive proxy statement with the SEC to solicit written consents from shareholders of Orthofix to call a special general meeting of shareholders for the purpose of making changes to the composition of Orthofix’s Board of directors.  Orthofix has filed with the SEC a definitive proxy statement in connection with its intent to solicit written consent revocations from shareholders in opposition to Ramius’ solicitation.  If Orthofix holds a special general meeting at Ramius’ and other shareholders’ request, Orthofix intends to file with the SEC, and distribute to shareholders, a proxy statement opposing proposals made by Ramius.  SHAREHOLDERS ARE URGED TO READ ORTHOFIX’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a free copy of proxy statements filed with the SEC by Orthofix at the SEC’s website at www.sec.gov or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix International N.V. and its directors and certain executive officers are participants in the solicitation of written consent revocations from shareholders of Orthofix, as well as the solicitation of proxies in connection with a special general meeting of shareholders, if such a meeting is called.  The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D. and Michael M. Finegan.